As filed with the Securities and Exchange Commission on May 11, 2004

Registration No. ______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
___________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________

TRINITY INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	75-0225040 (I.R.S. Employer Identification No.)

2525 Stemmons Freeway
Dallas, Texas 75207-2401
(Address, including zip code, of principal executive offices)
___________________

TRINITY INDUSTRIES, INC. 2004 STOCK OPTION AND INCENTIVE PLAN
(Full title of the plan)
___________________

Michael G. Fortado
Trinity Industries, Inc.
2525 Stemmons Freeway
Dallas, Texas 75207-2401
(Name and address of agent for service)

(214) 631-4420
(Telephone number, including area code, of agent for service)

___________________

With copies to:

Kent Jamison
Locke Liddell & Sapp LLP
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201
(214) 740-8800

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered(1)(2)	Share(3)	Price(3)	Registration Fee(3)
Common Stock, $1.00 par value(4)	2,500,000 shares	$28.49	$71,225,000	$9,025

(1)	The securities to be registered include an aggregate of 2,500,000 shares of Trinity Industries, Inc. (the “Company”) common stock, par value $1.00 per share, reserved for issuance under the Trinity Industries, Inc. 2004 Stock Option and Incentive Plan, as amended (the “Plan”).

(2)	Pursuant to Rule 416(c) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover such indeterminate number of additional shares of Company common stock as may become issuable pursuant to terms designed to prevent dilution resulting from stock splits, stock dividends, mergers or combinations or similar transactions.

(3)	The offering price per share, aggregate offering price and registration fee with respect to the shares issuable under the Plan have been calculated in accordance with Rule 457(c) and (h)(1) promulgated under the Securities Act of 1933, as amended, based on $28.49 per share, which represents the average of the high and low sales prices of the Company common stock on May 10, 2004 as reported on the consolidated reporting system of the New York Stock Exchange.

(4)	Each share is accompanied by a preferred stock purchase right pursuant to a Rights Agreement between the Company and Wachovia Bank, National Association, as Rights Agent.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The information specified by Item 1 (Plan Information) and Item 2 (Registration Information and Employee Plan Annual Information) of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended, and the introductory Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The Company hereby incorporates by reference the documents set forth below in this Registration Statement. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

(a)	The Company’s Annual Report on Form 10-K filed with the Commission for the fiscal year ended December 31, 2003;

(b)	All other reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the reports referred to in (a) above;

(c)	The description of the Company’s Common Stock, $1.00 par value per share, contained in the Company’s Registration Statement on Form S-3 dated July 23, 2002 (Registration No. 333-96921); and

(d)	The description of rights to purchase the Company’s Series A Junior Participating Preferred Stock, $1.00 par value per share, contained in the Company’s Registration Statement on Form 8-A dated April 2, 1999 filed pursuant to Section 12 of the Exchange Act, as amended by filings on August 22, 2001 and October 31, 2001.

ITEM 4. DESCRIPTION OF SECURITIES.

               Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

               Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (collectively, a “Proceeding”) (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, whether for the corporation or at its request, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper.

     Section 145(c) of the DGCL also provides that, to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

     Section 145(f) of the DGCL provides that the section is not exclusive of indemnification provided pursuant to the bylaws, indemnification agreements or other rights to indemnification or advancement of expenses.

     The Company’s Bylaws contain provisions regarding the indemnification of directors and officers. Article VI of the Company’s Bylaws provides for the indemnification of its officers and directors to substantially the same extent permitted by the DGCL. The indemnification described above (unless ordered by a court) shall be paid by the Company unless a determination is made that indemnification of the director, officer, employee or agent is not proper in the circumstances because he has not met the applicable standard of conduct set forth above. This determination must be made:

•	by the Company’s Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such Proceeding;

•	if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

•	by the Company’s stockholders.

     Article VI of the Company’s Bylaws provides that costs, charges and expenses (including attorneys’ fees) incurred by a person seeking indemnification under Article VI of the Company’s Bylaws in defending a Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding; provided, however, that the payment of such costs, charges and expenses incurred by a director or officer in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer) in advance of the final disposition of such Proceeding shall be made only upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Company. Such costs, charges and expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Company’s Board of Directors deems appropriate. The Company’s Board of Directors may, upon approval of such director, officer, employee or agent of the Company, authorize the Company’s counsel to represent such person in any Proceeding, whether or not the Company is a party to such Proceeding.

     Section 102(b)(7) of the DGCL provides that a corporation may provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, but excludes specifically liability for any:

•	breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	transactions from which the director derived an improper personal benefit.

The provision does not limit equitable remedies, such as an injunction or rescission for breach of a director’s fiduciary duty of care.

     The Company’s Certificate of Incorporation, as amended, contains a provision eliminating the personal liability of a director from breaches of fiduciary duty, subject to the exceptions described above.

     The Company has entered into indemnity agreements with its directors and officers that establish contract rights to indemnification substantially similar to the rights to indemnification provided for in the Company’s Bylaws.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

               Not applicable.

ITEM 8. EXHIBITS.

EXHIBIT	DESCRIPTION
4.1	Specimen Common Stock Certificate of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Form 10-K Annual Report for the fiscal year ended March 31, 1999, filed June 29, 1999).

5.1*	Opinion of Locke Liddell & Sapp LLP.

23.1*	Consent of Locke Liddell & Sapp LLP (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

24.1*	Power of Attorney (included on the signature pages of this Registration Statement).

99.1*	Trinity Industries, Inc. 2004 Stock Option and Incentive Plan.

*Filed herewith.

ITEM 9. UNDERTAKINGS.

     (a) The Company hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

         (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 10th day of May, 2004.

TRINITY INDUSTRIES, INC.
By:	/s/ Michael G. Fortado
Printed: Michael G. Fortado
Title: Vice President and Corporate Secretary

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and authorizes John L. Adams, Jim S. Ivy and Michael G. Fortado, and each of them, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming that each of said attorneys-in-fact and agents or his substitutes may lawfully do or cause to be done by virtue hereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date
/s/ Timothy R. Wallace Timothy R. Wallace	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	May 10, 2004

/s/ Jim S. Ivy Jim S. Ivy	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 10, 2004

/s/ Charles Michel Charles Michel	Vice President and Controller (Principal Accounting Officer)	May 10, 2004

/s/ David W. Biegler David W. Biegler	Director	May 10, 2004

/s/ Craig J. Duchossois Craig J. Duchossois	Director	May 10, 2004

/s/ Ronald J. Gafford Ronald J. Gafford	Director	May 10, 2004

Name	Title	Date
/s/ Barry J. Galt Barry J. Galt	Director	May 10, 2004

/s/ Clifford J. Grum Clifford J. Grum	Director	May 10, 2004

Jess T. Hay	Director	May , 2004

/s/ Diana S. Natalicio Diana S. Natalicio	Director	May 10, 2004

INDEX TO EXHIBITS

Exhibit Number	Exhibit
4.1	Specimen Common Stock Certificate of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 10-K Annual Report for the fiscal year ended March 31, 1999, filed June 29, 1999)

5.1*	Opinion of Locke Liddell & Sapp LLP

23.1*	Consent of Locke Liddell & Sapp LLP (included in Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP

24.1*	Power of Attorney (included on the signature pages of this Registration Statement)

99.1*	Trinity Industries, Inc. 2004 Incentive Stock Option and Incentive Plan

*Filed herewith.